August 18, 2023

Mark Wong

(via email)

Dear Mark:

This letter sets forth your agreement (this “Agreement”) with S&W Seed Company, a Nevada corporation (the “Company”), regarding your retirement from the Company.

1.
Retirement. You have been employed with the Company pursuant to that certain Amended and Restated Employment Agreement by and between you and the Company, effective as of September 27, 2021 (the “Employment Agreement”). As a result of your retirement, and voluntary resignation without Good Reason (as defined in the Employment Agreement), your last day of work with the Company and your employment separation date was July 1, 2023 (the “Separation Date”).
2.
Accrued Salary and Vacation. The Company has paid you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.
3.
Severance Benefits. If you timely sign this Agreement, allow it to become effective and materially comply with your obligations under this Agreement and your other legal and contractual obligations to the Company in accordance with their express terms, then the Company will provide you with the following benefits (the “Severance Benefits”):
a.
FY 2023 Target Bonus. Notwithstanding the requirements of Section 3 of the Employment Agreement that you remain employed through the payment date in order to earn and receive any Target Cash Bonus, Target RSU Bonus or Stock Option Bonus with respect to fiscal year 2023 (each as defined in the Employment Agreement and, collectively, the “FY 2023 Bonuses”), as a Severance Benefit provided to you under this Agreement, for the FY 2023 Bonuses you shall receive a Target Cash Bonus equal to $118,125, a Target RSU Bonus, the underlying shares of Company Common Stock of which have a cash value of $63,000 on the Effective Date (as defined below) and a Target Stock Option Bonus, the underlying shares of Company Common Stock of which have a cash value of $150,000 on the Effective Date. The FY 2023 Bonuses shall be paid (in the case of the Target Cash Bonus) and granted (in the case of each of the Target RSU Bonus and the Target Stock Option Bonus) to you concurrently with the Company’s payment/grant of performance-based compensation with respect to fiscal year 2023 to its other eligible Company employees, but in each case, by no later than March 15, 2024. Notwithstanding anything to the contrary, if the Company or its Board of Directors (the “Board”) removes you from the Board without Cause (as defined in the Employment Agreement, but for purposes of this sentence, the reference to “employment” in such definition shall instead be deemed to refer to your service on the Board) or you are not re-elected to the Board at each annual meeting of stockholders, in each case, prior to the date that your entire Target RSU Bonus and Target Stock Option Bonus that are granted pursuant to this Section 3(a) have each become fully vested pursuant to their terms, then the unvested portions of each such Target RSU Bonus and Target Stock Option Bonus shall immediately and automatically become fully vested (and in the case of the Target Stock Option Bonus, fully exercisable) upon the date that such removal or failure to be re-elected becomes effective.
b.
COBRA Premiums. Provided that you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (the “COBRA Premiums”) through the period starting on the Separation Date and ending six (6) months after Separation Date (the “COBRA Premium Period”); provided, however, that the Company’s provision of the COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must promptly notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the Separation Date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for your eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.
c.
Equity Acceleration. You were previously granted (i) 54,896 restricted stock units (Grant No. 1100) on October 1, 2020, of which 4,582 units remain unvested as of the Separation Date; (ii) 27,364 restricted stock units (Grant No. 1120) on October 5, 2021, of which 11,404 units remain unvested as of the Separation Date; (iii) options to purchase 100,787 shares of Company Common Stock (Grant No. 2032) on October 21, 2022, of which 75,593 shares remain unvested as of the Separation Date; and (iv) 19,444 restricted stock units (Grant No. 1149) on October 21, 2022, of which 14,584 units remain unvested as of the Separation Date (such unvested equity awards collectively referred to hereinafter as, the “Unvested Equity”). All of the Unvested Equity shall accelerate and vest such that 100% of such Unvested Equity shall be deemed vested and, in the case of the options, fully exercisable as of the Separation Date. For the avoidance of doubt and notwithstanding anything to the contrary, (A) the unvested portions of each of the stock options to purchase shares of Company Common Stock that were granted to you on October 1, 2020 (Grant No. 2009) and October 5, 2021 (Grant No. 2019) shall remain outstanding and eligible to vest in accordance with the agreements evidencing the grants of such stock options, and (B) any outstanding and unvested equity in the Company (whether restricted stock units, stock options or otherwise) that you hold following the Separation Date shall continue to vest in respect of your service on the Board following the Separation Date. For the avoidance of doubt, shares of Company Common Stock that are issued in respect of the restricted stock units that undergo accelerated vesting pursuant to this Section 3 shall be issued to you on the Effective Date, or, if the Effective Date is not a business day, the first business day following the Effective Date. Notwithstanding anything to the contrary set forth in the Employment Agreement, the Company’s 2019 Equity Incentive Plan (as amended pursuant to its terms), any prior equity incentive plans or any grant or award agreement, the exercise period for each stock option held by you as of the Separation Date shall be extended to the expiration date of the stock option as set forth in the agreement underlying each such stock option. The stock option granted pursuant to the FY 2023 Bonuses shall, to the extent vested, also be exercisable for the entire term of such stock option, which term shall end no earlier than the date prior to the ten (10)-year anniversary of the grant date of such stock option. Notwithstanding anything to the contrary, if the Company or the Board removes you from the Board without Cause or you are not re-elected to the Board at each annual meeting of stockholders, in each case, prior to the dates that Grant No. 2009 and Grant No. 2019 have each become fully vested pursuant to their terms, then the unvested portions of each such grant shall immediately and automatically become fully vested and exercisable upon the date that such removal or failure to be re-elected becomes effective.
4.
No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, including without limitation any severance benefits under the Employment Agreement, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity awards. Notwithstanding anything herein to the contrary, following the Separation Date, you shall continue to be indemnified by (and receive advancement of expenses from) the Company to the maximum extent permitted by the Company’s bylaws, Articles of Incorporation and indemnification agreement by and between you and the Company, including coverage under the Company’s directors and officers insurance policies, in each case in respect of your service as a director and/or officer of the Company.
5.
Expense Reimbursements. You agree that, within thirty (30) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice and in such a manner that such reimbursements shall be either compliant with or exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”).
6.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
7.
Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Colorado Anti-Discrimination Act, the Colorado Workplace Accommodations for Nursing Mothers Act, the Colorado Pregnant Workers Fairness Act, the Colorado Lawful Off-Duty Activities Statute, the Colorado Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, and/or the Colorado Genetic Information Non-Disclosure Act. Notwithstanding anything to the contrary, the releases set forth in this Section 7 and Sections 8 and 9 herein, shall exclude claims (i) relating to the obligation to indemnify (or advance expenses to) you pursuant to the Articles of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, as amended, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance, (ii) arising after the date this Agreement is signed, (iii) for vested benefits and equity that is vested or eligible to vest by its terms after the Release is signed, (iv) for payment of accrued but unpaid base salary and cash-out of accrued but unused vacation or paid time off, if applicable, (v) for unpaid reimbursements that are reimbursable under the reimbursement policies of the Company and/or its affiliates, (vi) to enforce the terms of this Agreement, and (vii) that applicable law does not permit you to waive.
8.
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) calendar days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after you sign this Agreement provided that you do not revoke it (such date, the “Effective Date”).
9.
Release of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE

UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.
10.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, nor will anything in this Agreement prevent you from offering truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
11.
Representations; Ongoing Obligations Under PIICA. You hereby represent that you have been paid all compensation owed for all hours worked through the date you sign this Agreement, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You acknowledge and agree that your obligations under your Employee Proprietary Information, Inventions and Confidentiality Agreement, a copy of which is attached hereto as Exhibit A (the “PIICA”), are contractual commitments that remain binding upon you, both prior to and after the Separation Date in accordance with their express terms; provided, however, notwithstanding anything to the contrary herein, in the PIICA, in any other agreement by and between you and the Company or any Company policy, you shall be permitted to serve on other boards of, or in a consultant or advisor capacity to, any other entity, company or organization insofar as such service does not materially interfere with your duties or materially breach your contractual obligations to the Company.
12.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in Denver, Colorado (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the

Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees (including arbitrator fees). Subject to the immediately preceding sentence, the parties acknowledge and agree that in connection with any arbitration pursuant to this Section 12 and regardless of outcome, each party will pay all of its own costs and expenses in connection with the arbitration, including, without limitation, its own legal fees and expenses; provided that, the Company shall pay all costs and fees of the arbitrator above the cost of what it would have cost you to bring such an action in a court of competent jurisdiction (e.g., cost of court filing fees, etc.). Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
13.
Taxes. The Company makes no representation or warranty with respect to tax treatment by any local, state or federal tax authority of any consideration provided in this Agreement; and you shall seek independent advice from your personal tax advisors concerning your tax obligations with regard to payments and benefits provided to you hereunder. You shall be solely responsible for timely filings, reporting, and payments with respect to any taxes required by any federal, state, or local authorities, and payment of any and all taxes which you may owe as a result of this Agreement and which have not been withheld by the Company; and you hereby indemnify the Company for any taxes, penalties, or interest due to your failure to make such tax filings and payments.
14.
Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation, the Employment Agreement. You agree and acknowledge that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right, including for purposes of Section 5 of the Employment Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company. You further hereby expressly waive any claim or right you may have as of the date of this Agreement (if any) to assert that this Agreement, or any other condition or occurrence, forms the basis for a without Cause termination or Good Reason resignation for any purpose, including for purposes of Section 5 of the Employment Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
15.
Section 409A. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A, the provision will be read in such a manner so that such payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. All payments to be made upon a termination of employment under this Agreement may, to the extent necessary to avoid the imposition of penalty taxes on you, be made only upon a “separation from service” under Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. All (i) reimbursements and (ii) in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Agreement during the six (6)-month period following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall, to the extent necessary to avoid the imposition of penalty taxes on you, be accumulated and paid to you without interest on the first scheduled payroll date which is more than six (6) months following your separation from service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of your death.
16.
Board Service. You and the Company hereby acknowledge and agree that effective as of immediately following your separation from employment with the Company, you began serving as a non-employee member of the Board and that beginning on such date you shall be compensated for such service in accordance with the Company’s non-employee director compensation policy, as may be amended from time to time.

[Signature page follows]

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Alan Willits

Alan Willits

Chairman of the Board

I have read, understand and agree fully to the foregoing Agreement:

/s/ Mark Wong

Mark Wong

August 18, 2023

Date